Exhibit 10.224

THIRD AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT of Lease (this “Amendment”) is made and entered into this 22nd day of March, 2004, by and between GREEWAY PROPERTIES, INC. (f.k.a. Western Center Properties, Inc.) (“Landlord”) and PPD DEVELOPMENT, LP (successor in interest to PPD Development, LLC) (“Tenant”).

W I T N E S S E T H:

WHEREAS, the Tenant entered into a lease, dated April, 30, 2001 and as amended on August15 , 2001 and August 25, 2003 of certain space located at 8551 Research Way, Middleton, Wisconsin (the “Lease”) in a Building known as the Greenway Research Center (“Building”); and

WHEREAS, the Landlord is the current owner of the real estate which is the subject matter of the Lease; and

WHEREAS, the parties desire to extend the terms of their Lease on the Terms and Conditions contained herein;

NOW, THEREFORE, in consideration of the mutual promised contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Additional Space - Tenant agrees to lease additional space equaling approximately 19,731 rentable square feet (“Additional Space”) consisting of Suites PPD#1, PPD#2, PPD#3 & PPD#4 as shown on Exhibit A in the Greenway Research Center and further described as follows:

Suite	Rentable Square Feet
Undeveloped Space (PPD#3)	11,122
Laboratory/Cleanrooms (PPD#1&PPD#2)	3,138
Office (semi-furnished) (PPD#4)	5,471

This Additional Space shall be considered part of Tenant’s Premises.

2. Lease Term - The lease term on the Additional Space shall begin March 23, 2004 and end on November 30, 2011.

3. Commencement Date - March 23, 2004

4. Rent Commencement Date – June 1, 2004

5. Triple Net Rental rates - Beginning with the Rent Commencement Date of this Amendment, base rents for the Additional Space are as follows:

Suites	Annual Rent per Rentable Sq . Ft
PPD#3 (undeveloped and concrete slab)	$9.00
PPD#1 & PPD#2 (laboratory/clean rooms)	$16.50
PPD#4 (office)	$10.50

Beginning on April 1, 2005 and annually thereafter base rents on the Additional Space shall increase three percent (3%) per year.

6. Tenant Improvement Allowance - Tenant shall receive a tenant improvement allowance of Seven Dollars and Fifty Cents ($7.50) per usable square foot for the suite PPD#3 (i.e., undeveloped space) (11,122sq ft. x $7.50 = $83,415.00). This improvement allowance is payable upon the completion of the improvements and the receipt of all lien waivers. Tenant agrees the Additional Space in “as is” condition.

7. Net Basis - In addition to the base rent, Tenant shall pay all other expenses as identified in Section 4.3 of the Lease incurred in the Additional Space,

8. Utilities

a) Laboratories/Cleanrooms - Tenant shall pay its prorated share of all utilities consumed in the laboratory/cleanrooms. The prorated share is Twenty-nine point thee percent (29.3%) (3,138 sq. ft of the 10,726 sq. ft).

b) Office Suite - Electrical usage will be sub-metered and billed back to Tenant on a monthly basis. Tenant shall place the natural gas meter that exclusively services this suite directly in its name.

c) Undeveloped Space - Electrical usage will be sub-metered and billed back to Tenant on a monthly basis. Tenant shall place any natural gas meters that exclusively service this space directly in its name.

Water and Sewer charges for the Premises shall be billed back to Tenant on a monthly basis based upon its prorated share (see Section 9(a) below). All other utilities consumed in Tenant’s Premises shall be placed in Tenant’s name and Tenant shall directly pay the utility providers.

9. Common Area Expense Reimbursement - In addition to the base rent above, Tenant shall pay its prorated share of Common Area Expenses, as defined in Section 4.4 of the Lease. Common Areas are defined as: a) Greenway Research Center Common Area, consisting of the currently existing building common area (sidewalks, parking lots, mechanical and electrical rooms, etc.), b) Phase IV common Area, consisting of the newly created common area within the adjacent suite formerly occupied by Focused Research (see Exhibit A - Common Spaces) and c) Phase IV Backup Electrical Generator.

a. Greenway Research Center Prorated Share - Tenant’s prorated share of Common Area Expenses, as defined in Section 4.4 of the Lease shall be Twenty-two point nine percent (22.9%) (43,673 square feet of the 190,549 square foot Building) of the Building. Landlord will bill Tenant for common area expenses monthly. In the event that the Building is expanded, a new prorated share shall be calculated by dividing the total square footage of Tenant’s Premises by the gross square footage of the Building at the time.

b. Phase IV Common Area Expense Prorated Share - Tenant’s prorated share of the Common Area Expenses of Phase IV shall be Thirty point two percent (30.2%) (4,445 usable sq ft of the 14,728 usable sq ft). Landlord will bill Tenant for common area expenses monthly. These common area expenses include utilities, special assessments, real and personal property taxes, sales or other taxes (including sales taxes that may be imposed on the payment of rent), repairs and maintenance costs, management fees (provided that management fees not be in excess of reasonable and customary amounts), and water and sewer charges.

c. Phase IV Generator Prorated Share - Tenant’s prorated share for maintenance and repair expenses associated with the Phase IV backup electrical generator shall be Sixty-three point four percent (63.4%) (34,140 sq ft /53,837 total sq ft). Landlord will bill Tenant for maintenance and repair expenses monthly or as incurred.

10. Existing Laboratory Improvements - Suites PPD#l and PPD#2 currently contain clean rooms/laboratory improvements (“Existing Improvements”). These Existing Improvements are highly integrated with the improvements located in Suites B1 and B2 and therefore must be maintained in conjunction with Suites B1 and B2, according to the equipment manufacturer’s maintenance recommendations. Tenant agrees to pay on a monthly basis its prorated share of the maintenance and repair required to keep the laboratory/cleanroom space functioning properly. Tenant’s prorated share of Existing Improvements maintenance and repair shall be Twenty-nine point three percent (29.3%).

11. Existing Office Furniture - Upon the expiration of the initial lease term contained in this Amendment, the existing office furniture located in Suite PPD#4 (i.e., office space) shall become the property of the Tenant. During the term of this lease, any and all maintenance and repairs associated with this furniture shall be the sole responsibility of the Tenant

12. Except as specifically amended herein, the Lease is hereby ratified and affirmed and shall remain in full force and effect. Each party acknowledges that the other party is not in default under this Lease nor does either party know of any circumstance that, with the giving of notice, would result in the other party being in default under this Lease.

The Lease, as herein amended, shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first above written.

LANDLORD:		TENANT:

GREENWAY PROPERTIES, INC.		PPD DEVELOPMENT, LP
(f.k.a. Western Center Properties, Inc.) a Wisconsin Corporation		(Successor in interest to PPD Development, LLC)

By:	/s/ Scott L. Berger	By:	/s/ Fred B. Davenport, Jr.
	Scott L. Berger		President
	Vice President		PPD GP, LLC, its General Partner

EXHIBIT A